Exhibit 10.33

AMENDMENT NO. 1

TO RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 1 to Research Collaboration and License Agreement (this “Amendment”) is made as of this 10th day of November 2015 (the “Effective Date”), by and between GenVec, Inc., a Delaware corporation (“GenVec”) and Novartis Institutes for Biomedical Research, Inc., a Delaware corporation (“Novartis”), and amends that Research Collaboration and License Agreement dated January 13, 2010 (the “License Agreement”), by and between Novartis and GenVec. Capitalized terms used in this Amendment without definition shall have the meanings given those terms in License Agreement.

RECITALS

WHEREAS, on the terms and conditions of the License Agreement, Novartis obtained exclusive rights to research, develop and commercialize Products.

WHEREAS, under Section 2.4 of the License Agreement, the Parties agreed that GenVec would not conduct any research, development, commercialization, distribution, or marketing or sales activities in the field of hearing loss.

WHEREAS, since the effective date of the License Agreement, the Parties have developed, and Novartis is sponsoring a clinical trial with, CGF 166, a recombinant adenovirus 5 (Ad5) vector containing a CDNA encoding the human Atonal transcription factor (Hath1), a Product that is being studied for severe-to-profound bi-lateral hearing loss with intact vestibular function in the non-operative ear (the “Clinical Product Candidate”)

WHEREAS, GenVec has significant experience in the field of otology and would like to conduct certain research and development activities on potential product candidates that are not competitive with the Clinical Product Candidate (“New GenVec Products”).

WHEREAS, both Novartis and GenVec would like for GenVec to conduct research and development activities on New GenVec Products, on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.         Amendment to Section 2.4. Section 2.4 of the License Agreement is deleted in its entirety, and in its place the following shall be inserted:

“2.4 Non-Compete. Until the last to expire Royalty Term for all Products, neither GenVec nor its Affiliates will, directly or indirectly (including by granting a license or other grants rights to a Third Party), conduct any research, development, commercialization, distribution or marketing or sales activities with a product containing Gene Fragments, except for the activities conducted by GenVec pursuant to and in accordance with this Agreement.”

2.         Right of First Negotiation.

(a)          With respect to any product researched or developed by GenVec in the field of hearing loss other than a Licensed Product (a “Permitted Otology Product”), Novartis shall have an exclusive option to obtain an exclusive license to such Product, in accordance with this Section 2. Within one (1) month prior to the first of the following events; a pre-IND meeting or the start of GLP toxicology studies for a Permitted Otology Product (the “Option Trigger”), GenVec shall notify Novartis thereof and provide Novartis with a copy of GenVec’s pre-IND package therefor (the date of such notice being the “Option Trigger Date”). Within sixty (60) days of the Option Trigger Date, Novartis shall provide GenVec with written notice of whether it desires to exercise its exclusive option to negotiate an exclusive license to the Permitted Otology Product. If Novartis provides GenVec with such written notice, then Novartis and GenVec shall negotiate in good faith for a period of six (6) months thereafter, to enter into a mutually agreeable exclusive license agreement for the Permitted Otology Product. If at the end of such six-month (6-month) period, Novartis and GenVec have not been able to agree on the terms of an exclusive license agreement for the Permitted Otology Product, then GenVec shall be permitted to license the Permitted Otology Product to a third party, or continue to develop, commercialize, distribute market and sell the Permitted Otology Product on its own.

(b)         Notwithstanding subsection (a) above, if a third party presents a bona fide offer to GenVec to license or otherwise acquire rights exclusively to a Permitted Otology Product(s) prior to the Option Trigger, then GenVec may notify Novartis that it has received such an offer and that it has the good faith intention of accepting an offer from such party if GenVec and that party can mutually agree on the terms thereof (a “Third Party Offer Notice”). Along with the Third Party Offer Notice, GenVec will provide Novartis with access to substantially the same information about the Permitted Otology Product that GenVec provided to the third party making the offer. If GenVec presents Novartis with a Third Party Offer Notice, then Novartis shall have thirty (30) days (subject to the extension set forth in subsection (c), below) to notify GenVec in writing whether it desires to obtain an exclusive license to the Permitted Otology Product (an “Early Option Exercise Notice”). If Novartis provides an Early Option Exercise Notice, then Novartis and GenVec shall negotiate in good faith for a period of three (3) months thereafter, to enter into a mutually agreeable exclusive license agreement for the Permitted Otology Product. If at the end of such three-month (3-month) period (the “Early Option Period”), Novartis and GenVec have not been able to agree on the terms of an exclusive license agreement for the Permitted Otology Product, then GenVec shall be permitted to license or otherwise transfer the rights to the Permitted Otology Product to the third party referred to in the Third Party Offer Notice; provided, that such transaction is completed within three (3) months of the Early Option Period.

(c)          The thirty-day (30-day) period referred to in subsection (b) above, may be extended by Novartis, for one additional fifteen-day (15-day) period, if during the thirty-day (30-day) period, Novartis reasonably determines that it is (i) impracticable to make a determination as to whether it wishes to obtain an exclusive license to the Permitted Otology Product, and (ii) considering in good faith whether it wishes to obtain an exclusive license to the Permitted Otology Product. If Novartis exercises the fifteen-day (15-day) extension provided in this subsection (c), it will provide GenVec with written notice thereof during the initial thirty-day (30-day) period.

3.	General Provisions.

(a)          This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(b)         This Amendment shall form part of the License Agreement, and each party thereto and hereto shall be bound by this Amendment.

(c)          From and after the Effective Date, any reference to the License Agreement shall be deemed a reference to the License Agreement, as amended hereby.

(d)         Except as expressly set forth herein or as the context of this Amendment may require, the License Agreement shall remain unchanged and in full force and effect in accordance with its terms.

(e)          The validity, construction and performance of this Amendment will be governed by and construed in accordance with the substantive laws of the State of Delaware, excluding any conflicts or choice of law or principle that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction.

signature page follows

IN WITNESS WHEREOF, Novartis and GenVec have caused this Amendment to be duly executed by their authorized representatives, under seal, on the Effective Date.

By:	NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC. /s/ Scott A. Brown	By:	GENVEC, INC. /s/ Douglas J. Swirsky
Name:	Scott A. Brown	Name:	Douglas J. Swirsky
Title:	VP, General Counsel	Title:	President & Chief Executive Officer

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